Exhibit 99.1
Investor Contact:
Kevin G. O’Brien
Vice President, Investor Relations
614 677-5331
Media Contact:
Bryan Haviland
Public Relations Officer
614 677-7767

July 29, 2002

Nationwide Financial Reports Second Quarter
Operating Earnings Per Share of $0.83

Strong sales growth continues in fixed annuity and private sector pensions

COLUMBUS, Ohio  —  Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of personalized long-term savings and retirement products, today reported results for the second quarter 2002. Highlights include the following:

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Net operating income, which excludes after-tax net realized investment gains/losses and discontinued operations, was $106.9 million or $0.83 per diluted share for the second quarter. Net operating income for the second quarter 2001 was $113.4 million or $0.88 per diluted share.

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Net income for the quarter was $81.6 million or $0.63 per diluted share, compared to net income of $113.9 million or $0.88 per diluted share reported a year ago. Included in the current quarter’s net income were net realized losses on investments of $26.5 million, after tax, including net realized losses of $14.6 million, after tax, related to WorldCom securities.

•
Operating revenues of $797.0 million for the second quarter were 3 percent higher than the $774.4 million reported a year ago. Increased levels of net investment income from a growing block of individual fixed annuities drove revenues higher in the quarter.

•	Operating return on equity was 12.9 percent for the quarter compared to 15.0 percent a year ago.

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Total sales of $4.0 billion for the second quarter declined 3 percent compared to the $4.2 billion reported a year ago. Strong sales of fixed annuities and private sector pension plans were offset by weakness in variable product sales. Fixed annuity sales of $694.5 million increased 46 percent compared to a year ago as the market for fixed rate products remains very robust in the current environment. Sales of private sector pension plans increased 12 percent from a year ago, reaching $1.2 billion in the quarter, or 29 percent of total sales.

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Customer funds managed and administered totaled $97.8 billion at quarter end, 3 percent lower than the $100.6 billion reported a year ago. Institutional products comprised 50 percent of total customer funds managed and administered at quarter end, while individual annuities comprised 41 percent and life insurance 9 percent.

“Our second quarter results reflect solid progress in a very challenging environment,” said W.G. Jurgensen, chairman and chief executive officer. “During these challenging market conditions, it is critical that we maintain our focus on enhancing our core competencies in our businesses. Specifically, the completion of the Provident transaction combined with our entry into the CPA distribution channel will be key to expanding our market-leading distribution franchise and improving our outlook for long-term growth.”

Segment Results

        During the second quarter, Nationwide Financial announced and completed the sale of its asset management operations. Historical results from those operations have been reclassified to discontinued operations, the asset management segment has been eliminated and structured products results have been moved to the institutional products segment. The following is a discussion of the results for the three remaining business segments: individual annuity, institutional products and life insurance.

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NFS reports second quarter 2002 earnings—2

Individual Annuity

•	Pre-tax operating earnings of $54.3 million for the quarter were down from the $62.0 million reported a year ago

•	Operating revenues increased 12 percent in the quarter, to $305.6 million, compared to $273.8 million in the previous year

•	Net flows, or deposits less withdrawals, of $509.4 million in the quarter declined compared to $1.1 billion reported a year ago

•	Total individual annuity account values ended the quarter at $40.5 billion, 4 percent lower than the $42.0 billion reported a year ago

Pre-tax operating earnings declined 12 percent from a year ago as increased spread income was offset by lower variable policy charges and increases in policy benefits, amortization of policy acquisition costs and general operating expenses. Spread income of $48.3 million increased 47 percent during the quarter, as the continued growth of our individual fixed annuity business boosted average general account values 35 percent higher than a year ago. Interest spread was 195 basis points in the quarter, up from the 179 basis points reported in the prior year. Total policy charges were 3 percent lower than a year ago as a 7 percent decline in average separate account values led to lower asset fees in the quarter. Partially offsetting the decline in asset fees were higher surrender fees, the result of a moderate increase in lapses in the individual variable annuity business. Policy benefits expense increased $3.9 million compared to a year ago, as the weak equity markets have resulted in an increase in guaranteed minimum death benefit claims. The increase in general operating expenses was driven by continued investments in technology and customer service to support a growing customer base.

Operating margins, as measured by pre-tax profit to average account values, were 52 basis points for the quarter, 8 basis points below the 60 basis points reported a year ago and moderately higher compared to the 50 basis points reported in the first quarter.

Individual annuity sales of $1.9 billion in the quarter improved 6 percent on a sequential basis but were 11 percent lower than a year ago. Individual variable annuity sales of $1.2 billion were down compared to the $1.6 billion reported a year ago. Individual fixed annuity sales of $694.5 million in the quarter increased 46 percent from a year ago and accounted for 37 percent of total individual annuity sales, up from 23 percent a year ago.

“Individual annuity sales trends experienced in the first quarter of this year have continued in the current quarter, as sales of equity linked products are suffering in the current equity market environment while sales of fixed rate products continue to be very robust,” said Joseph J. Gasper, president and chief operating officer. “The addition of several new annuity products combined with the launch of new distribution relationships should allow us to build on the sales levels achieved in the second quarter.”

The Company recently launched a new variable annuity relationship with Federated Investors. The Retirement Allysm is the first in a series of competitively structured variable annuities that will be offered in conjunction with this new relationship. Additionally, the Company introduced in the financial institutions channel a new innovative fixed annuity product, Quatro Selectsm, which allows customers to select from multiple interest rate guarantee options.

Institutional Products

•	Pre-tax operating earnings were $53.0 million in the quarter, down marginally from the $54.0 million reported a year ago

•	Operating revenues were $265.0 million, a 7 percent decline from the $284.0 million reported in the prior year

•	Net flows, or deposits less withdrawals, were $351.3 million in the quarter, off 8 percent from the $380.9 million reported a year ago

•	Total institutional products account values ended the quarter at $48.9 billion, 4 percent lower than a year ago

Pre-tax operating earnings declined 2 percent from a year ago as improved interest spread income was offset by lower policy charges and higher general operating expenses. The $10.3 million improvement in interest spread income in the quarter was driven by 8 percent growth in general account values, coupled with interest spread that improved to 204 basis points compared to 185 basis points a year ago.

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NFS reports second quarter 2002 earnings—3

Total policy charges declined 18 percent from the prior year as lower average separate account values pushed asset fees 13 percent below prior year. Additionally, administrative fees in the second quarter of 2001 included non-recurring fees from a large case termination, resulting in a $3.5 million variance to the current period. General operating expenses were higher than a year ago and were partially offset by a decline in amortization of policy acquisition costs. Operating margins, as measured by pre-tax profit to average account values, of 42 basis points were slightly behind the 43 basis points reported a year ago and the 44 basis points reported in the first quarter.

Sales for institutional products were $1.8 billion in the quarter, a 6 percent improvement over a year ago. Private sector pension sales were $1.2 billion, 12 percent higher than a year ago. Although the number of new plans issued through six months was down 6 percent from a year ago, increased plan takeover activity drove average case size to $1.4 million in the current period compared to $1.2 million a year ago. Public sector sales were $628.2 million, a 4 percent decline from the prior year as premium growth continues to reflect the impact of previously lost cases.

Life Insurance

•	Total segment pre-tax operating earnings were $47.8 million in the quarter, compared to $44.1 million a year ago

•	Operating revenues improved 6 percent to $219.7 million

•	Life insurance in-force of $73.9 billion grew 9 percent over the prior year

•	Investment life pre-tax operating earnings of $29.4 million increased 24 percent compared to a year ago

Pre-tax operating earnings improved 8 percent over the prior year as increased earnings in investment life were partially offset by lower earnings in fixed life. In investment life, pre-tax operating earnings of $29.4 million improved 24 percent compared to a year ago as increased policy charges and lower benefit expenses were partially offset by higher general operating expenses and amortization of policy acquisition costs. Total policy charges increased 19 percent over the prior year due to increased cost of insurance charges from growth in insurance in-force. Benefit expenses were lower, the result of improved mortality compared to the experience from a year ago. General operating expenses were higher than the prior year, driven by a larger customer base and business growth. Increased amortization of policy acquisition costs was consistent with revenue growth in the quarter. Fixed life earnings of $18.4 million were 9 percent lower than a year ago as increased life benefits and general operating expenses were partially offset by lower amortization of policy acquisition costs.

Second quarter life insurance sales of $341.5 million were down moderately compared to the prior year amount of $350.2 million. Although individual variable universal life sales of $139.7 million were 6 percent lower than the prior year, sales improved 10 percent compared to the first quarter. Corporate owned life insurance sales grew 2 percent compared to a year ago, driven by strong renewal premium growth.

“We remain very optimistic in the growth potential for our variable life insurance business and will continue to expand both the product portfolio and the distribution for this product,” added Gasper. “During the quarter we launched several new variable life products and sales through non-traditional distribution such as the financial institutional channel which increased by 28 percent in the quarter.”

Balance Sheet

Total assets as of June 30, 2002 were $89.8 billion, down 2 percent from $92.0 billion as of year-end 2001. Included in the current period total assets were $54.4 billion in assets underlying variable annuities and variable life products held in separate accounts, down from $59.6 billion as of year-end 2001.

Shareholders’ equity was $3.6 billion, or $29.83 per share, as of June 30, 2002 compared to $3.4 billion, or $26.71 per share, as of year-end 2001. Excluding other comprehensive income, shareholders’ equity was $3.3 billion, or $27.38 per share, as of June 30, 2002 versus $3.2 billion, or $25.14 per share, as of year-end 2001.

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NFS reports second quarter 2002 earnings—4

Business Outlook

The following statements are forward-looking, based on current business conditions, and do not consider any potential financial impact from the previously announced transaction with Provident::

Due to the inherent difficulty in forecasting the short-term performance of the equity markets, as measured by the S&P 500, and the related performance of our separate account assets, the information provided below incorporates a range of possible results that intend to illustrate the sensitivity of our revenue and earnings to the ultimate performance of the equity markets. To the extent that actual equity market performance varies from that assumed in the illustration below, our results will vary accordingly.

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For the full year 2002, should the equity markets and the related performance of our separate account assets achieve a return of 0 to 2 percent per quarter for the balance of the year, operating earnings per share would be within a range of $3.25 to $3.40.

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Utilizing the same equity market assumptions noted above, revenue growth would be within a range of 4 to 6 percent and return on equity would be within a range of 12 to 13 percent for the full year 2002.

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In light of the recent market turmoil and considering the sharp decline in the equity market since the end of the quarter, should the equity market remain at this level (as of July 26, 2002) for the balance of the year, earnings per share would be within a range of $3.15 to $3.20 per share.

Our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on the earnings release and web site as Nationwide Financial’s current expectations on matters covered, unless the Company publishes a notice stating otherwise.

Earnings Conference Call

Management of Nationwide Financial will host a conference call on July 30, 2002 at 11:00 am ET to discuss second quarter earnings. To listen to the call, dial (630) 395-0034 and enter conference code NFS. The call also will be broadcast live over the internet with a link available on the Company’s web site. For those unable to listen to the call live, an audio archive and transcript will be available on the Company’s web site within 48 hours.

Quiet Period

Toward the end of each quarter, Nationwide Financial has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment concerning the Company’s financial results or expectations. The quiet period will extend until the day when Nationwide Financial’s next earnings release is published. For the third quarter of 2002, the quiet period will be October 7, 2002 through October 28, 2002.

Columbus-based Nationwide Financial is the holding company for the retirement savings operations of Nationwide, which owns 79.8 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country’s 7th largest life insurer based on admitted assets. To obtain investor materials, including the Company’s 2001 annual report, Form 10-K and other corporate announcements, please visit our web site at www.nationwidefinancial.com.

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NFS reports second quarter 2002 earnings—5

Forward Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) change in Nationwide’s control of the Company through its beneficial ownership of approximately 97.5% of the combined voting power of all the outstanding common stock and approximately 79.8% of the economic interest in the Company other than through the Provident transaction; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) the repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the stock markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs, reduction in the value of the Company’s investment portfolio or separate account assets or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing our products; and (xv) adverse litigation results or resolution of litigation and arbitration.

Exhibit 1 to Second Quarter 2002 Earnings Announcement

NATIONWIDE FINANCIAL SERVICES, INC.
CONSOLIDATED INCOME STATEMENTS

	Quarters Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
	($ in millions, except per share data)
Revenues
Policy charges	$255.9	$256.7	$512.8	$524.6
Life insurance and immediate annuity premiums	64.0	66.6	124.7	130.5
Net investment income	452.7	431.5	896.3	857.0
Other income	24.4	19.6	48.2	39.3

Total operating revenues	797.0	774.4	1,582.0	1,551.4

Benefits and Expenses
Interest credited	305.8	309.7	603.6	611.9
Life insurance and annuity benefits	78.3	77.2	150.8	142.2
Policyholder dividends	10.2	11.1	21.9	21.6
Amortization of deferred policy acquisition costs	85.0	85.5	169.8	179.7
Other operating expenses	156.3	124.0	313.5	257.5
Interest expense on debt and trust securities	16.9	13.4	33.6	27.5

Total benefits and expenses	652.5	620.9	1,293.2	1,240.4

Income before federal income tax expense	144.5	153.5	288.8	311.0
Federal income tax expense	37.6	40.1	75.1	82.1

Net operating income	106.9	113.4	213.7	228.9
Net realized (losses) gains on investments, hedging instruments and hedged items, excluding securitizations, net of taxes	(26.5)	2.1	(29.6)	(0.5)
Income from discontinued operations, net of taxes	1.2	0.7	3.4	0.3
Cumulative effect of adoption of accounting principles, net of taxes	—	(2.3)	—	(7.1)

Net income	$81.6	$113.9	$187.5	$221.6

Diluted Earnings Per Share
Net operating income	$0.83	$0.88	$1.66	$1.77
Net realized (losses) gains on investments, hedging instruments and hedged items, excluding securitizations, net of taxes	(0.21)	0.02	(0.23)	—
Income from discontinued operations, net of taxes	0.01	—	0.02	—
Cumulative effect of adoption of accounting principles, net of taxes	—	(0.02)	—	(0.06)

Net income	$0.63	$0.88	$1.45	$1.71

Weighted average shares outstanding
Basic	129.0	128.9	128.9	128.8

Diluted	129.3	129.2	129.3	129.2

Exhibit 2 to Second Quarter 2002 Earnings Announcement

NATIONWIDE FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2002	December 31, 2001
	($ in millions, except for per share data)
Assets
Investments:
Fixed maturity securities, at fair value	$20,552.0	$18,548.3
Equity securities, at fair value	120.7	150.5
Mortgage loans on real estate, net	7,574.8	7,113.1
Real estate, net	153.2	172.0
Policy loans	624.6	592.7
Other long-term investments	128.5	125.0
Short-term investments	1,415.5	1,112.8

Total investments	30,569.3	27,814.4
Cash and cash equivalents	44.8	65.0
Accrued investment income	310.9	309.7
Deferred policy acquisition costs	3,332.8	3,213.7
Other assets	1,145.7	911.4
Assets held in separate accounts	54,411.6	59,646.7

Total assets	$89,815.1	$91,960.9

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$28,003.4	$25,491.6
Short-term borrowings	—	100.0
Senior debt	896.9	597.0
Other liabilities	2,626.0	2,382.3
Liabilities related to separate accounts	54,411.6	59,646.7

Total liabilities	85,937.9	88,217.6

Company-obligated mandatorily-redeemable capital and preferred securities of subsidiary trusts	300.0	300.0

Shareholders’ equity:
Class A common shares	0.3	0.2
Class B common shares	1.0	1.0
Additional paid-in capital	761.2	646.5
Retained earnings	2,772.2	2,598.8
Accumulated other comprehensive income	294.8	202.5
Treasury stock	(244.9)	(0.2)
Other	(7.4)	(5.5)

Total shareholders’ equity	3,577.2	3,443.3

Total liabilities and shareholders’ equity	$89,815.1	$91,960.9

Book Value per Share
Including other comprehensive income	$29.83	$26.71

Excluding other comprehensive income	$27.38	$25.14